Exhibit 99.1

Everi to Acquire Financial Technology Provider – ecash Holdings Pty Ltd.
Complementary acquisition will expand Everi’s FinTech reach into broad Australian gaming market for cash handling and payment solutions

LAS VEGAS (February 7, 2022) – Everi Holdings Inc. (NYSE: EVRI) ("Everi" or the "Company"), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, announced today that it has entered into an agreement to acquire ecash Holdings Pty Ltd. (“ecash”), a privately owned, Australia-based developer and provider of innovative cash handling and financial payment solutions for the broader gaming industry in Australia, Asia, Europe and the United States. ecash’s products and technologies represent a strategic extension of Everi’s current suite of financial technology solutions within the FinTech segment. The acquisition will provide Everi with a complementary portfolio of new customer locations throughout Australia, the United States and other geographies. The closing of the transaction, subject to customary conditions, is expected to occur within 60 days.

Everi will acquire ecash for guaranteed payments totaling AUD$33 million, with an initial payment at the time of closing of AUD$20 million (approximately US$14 million) with the remaining payments to be made on each of the first and second anniversaries in 2023 and 2024, respectively, following the date of the transaction’s closing. Subject to achieving certain growth targets, there will be an additional contingent payment of up to AUD$10 million, which could increase the total consideration up to AUD$43 million. Everi expects to fund the total purchase price from existing cash on hand and future cash flow.

“We are pleased to enter into this agreement to acquire ecash and welcome their entire team to Everi upon the closing of the transaction,” said Randy Taylor, Everi’s President and Chief Operating Officer. “ecash is a strategic addition to our growing global portfolio that will provide Everi with an entry into the large Australian gaming market thanks to their experienced team, proven product portfolio and established customer base. The acquisition will also provide us with an incremental customer base in certain U.S. and other gaming markets we do not currently serve. Everi has never been better positioned as we continue to successfully execute our strategic growth initiatives.”

Darren Simmons, Everi's Executive Vice President and FinTech Business Leader, said, “The integration of ecash into our robust FinTech portfolio and ability to scale this complementary business represents a significant opportunity to further expand our leadership position in the space and further diversify the markets we serve. We also expect that several of our FinTech and RegTech products, such as our Trilogy™ Loyalty solutions and Anti-Money Laundering software, will have applicability and add value for Australian gaming operators.”

Andre Soussa, Chief Executive Officer of ecash said, “We are thrilled by the opportunity to join the gaming industry’s FinTech leader. By integrating ecash’s current products and markets with Everi’s offerings, we will be able to add value across a much wider range of clients and unlock exciting new growth opportunities along the way.” Subsequent to closing, Mr. Soussa will be employed by Everi in the capacity of Managing Director, Australia.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often contain words such as "intends," "anticipates," "seek," "expect," "plan," "believe," "goal," "target," "future," "estimate," "may," "should," "well positioned" or "will" and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, among other things, statements with respect to the anticipated timing for the completion of the transaction and the expected benefits of the transaction, including market share and future operating and financial results.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our filings with the Securities and Exchange Commission (the "SEC"), including, without limitation, our Annual Report on Form 10–K for the fiscal year ended December 31, 2020 filed with the SEC on March 15, 2021 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10–K and Form 10–Q, and the information included in our other filings with the SEC.

Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi's mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

About ecash

ecash is one of Australia’s leading innovators in payment systems and cash management technology. The company was founded by Andre Soussa and Richard Soussa over 20 years ago and has since developed to be the leading innovator and provider of payment technologies, such as cash redemption terminals throughout the gaming industry in Australia. ecash has expanded its payment technology products in several key markets internationally and is developing its Fintech product range with a mission to be a key strategic partner in gaming and hospitality.

Investor Relations Contacts:

Everi Holdings Inc. JCIR
William Pfund Richard Land, James Leahy
SVP, Investor Relations 212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com

Everi Media Relations
Dona Cassese Mike Young
VP, Marketing Corporate Communications Specialist
(702) 556-7133 or dona.cassese@everi.com (702) 518-9179 or mike.young@everi.com

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